Exhibit 10.3
June 1, 2011
Mr. Lawrence E. Kreider, Jr.
Cedar Shopping Centers, Inc.
44 South Bayles Avenue
Port Washington, NY 11050

Dear Larry:
Pursuant to a letter dated March 31, 2011 (the “Letter”) from Cedar Shopping Centers, Inc. (the “Company”) to you, you were advised that your Employment Agreement would not be continued and that your employment with the Company would cease as of June 19, 2011 (the “Separation Date”). This letter agreement (this “Agreement”) will supplement and amend the Letter and provide to you certain benefits not encompassed within your Employment Agreement.
1. Restricted Shares. All the shares of restricted stock previously granted to you pursuant to the Company’s 2004 Stock Incentive Plan shall vest as of the Separation Date and shall otherwise be governed by the terms of such plan.
2. Consulting Period. Effective on the Separation Date, the Company engages you as a consultant (the “Consultant”), and the Consultant hereby accepts engagement by the Company, upon the terms and conditions hereinafter set forth for the period (the “Consulting Period”) commencing the Separation Date and ending December 31, 2011 (the “Termination Date”), unless the Company or the Consultant provides the other party hereto not less than 30 days prior written notice of termination before the Termination Date. In the event of the death of the Consultant during the Consulting Period, the Consulting Period shall terminate on the date of death.
3. Services. During the Consulting Period, Consultant shall perform such corporate finance services as previously provided by the Consultant under the Employment Agreement as reasonably requested by the Board of Directors, Chief Executive Officer or Chief Financial Officer. The Consultant shall be available to the Company for such reasonable periods as shall be agreed between the Consultant and the Company. The Consultant shall also be available for telephone consultations upon reasonable notice during normal business hours. The Consultant agrees to undertake on the Company’s behalf only those assignments directed by the Board of Directors, Chief Executive Officer or Chief Financial Officer and not to take any actions under this Agreement during the Consulting Period that would be outside the scope of his responsibility. In performing the services hereunder, the Consultant will use his best reasonable efforts to promote the business and interests of the Company and shall comply with the Company’s policies and procedures.

4. Compensation. In consideration for the services to be rendered by the Consultant pursuant hereto, the Company hereby agrees to pay the Consultant the amount of $30,940 per month (subject to applicable withholding taxes), payable in equal installments twice a month; provided, however, that if the Company shall terminate this Agreement prior to the Termination Date or if the Consultant shall die prior to the Termination Date, then the Company shall continue making the payments through the Termination Date.
5. Acts of the Consultant. The obligations of the Consultant described in this Agreement consist solely of providing the services described herein. In no event shall the Consultant make decisions for the Company. All final decisions with respect to acts of the Company or its affiliates, whether or not made pursuant to or in reliance on information or advice furnished by the Consultant hereunder, shall be those of the Company or such affiliates.
6. Independent Contractors. The Company and the Consultant acknowledge that they are entering into this Agreement as independent contractors and that this Agreement shall not create and shall not be construed to create a relationship of principal and agent, joint venturers, co-partners, employer and employee, master and servant or any similar relationship between the Company and the Consultant.
7. General Release. In exchange for the compensation set forth in paragraph 4, you and your heirs, legal representatives, and assigns, hereby voluntarily and knowingly release and forever discharge the Company and affiliated companies, their respective subsidiaries, divisions, affiliates and branches, and their respective predecessors, successors and assigns and their respective present, former, and future officers, directors, shareholders, parents, partners, owners, members, agents, attorneys, and/or employees, in both their individual and representative capacities (collectively, the “Released Parties”), from all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any nature and description whatsoever up to the date you sign this Agreement, whether or not now known, suspected or claimed, which you had, have, or may have, against the Company and/or other Released Parties including, without limitation, all actions, claims, demands, causes of action, obligations, damages, liabilities, expenses and controversies of any kind which arise out of, relate to or are based on (i) your employment with the Company or your separation therefrom; (ii) statements, acts or omissions by the Company, other Released Parties or their respective representatives; (iii) express or implied agreements between you, on the one hand, and the Company and/or other Released Parties, on the other hand, including, without limitation, the Employment Agreement; (iv) any federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the New York State Human Rights Law, the New York City Human Rights Law, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act and the Employee Retirement Income Security Act of 1974, which, among other things, prohibit discrimination on such bases as race, color, religion, creed, national origin, family and/or medical leave, retaliation, protected activities, whistle blowing, citizenship, sex/gender, sexual orientation, marital status, age, disability, genetic information, predisposing genetic characteristics or uniformed service; (v) common law, public policy or breach of contract, including, without limitation, in any way related to the Employment Agreement, tort, including, without limitation, for emotional distress, libel, slander, defamation, fraud, wrongful discharge, or any other claim concerning the Company’s right to terminate your employment; or (vi) wages, commission, bonuses, accrued vacation pay, employee benefits, expenses, allowances and any other payment or compensation of any kind whatsoever; provided, however, the foregoing release shall not (A) prevent you from bringing a claim that seeks compliance with this Agreement or (B) waive claims, if any, that arise after the date you sign this Agreement.

8. Non-Disparagement and Related Matters. You shall not at any time engage in any form of conduct, or make statements or representations, that disparage or otherwise impair the commercial reputation, goodwill or interests of the Company or other Released Parties. Further, you represent that you have delivered to the Company all property of the Company in your custody or control, including any phone, blackberry, computer equipment, keys and company ID’s, and any originals or copies of Company documents or materials (other than documents or materials involving your own individual payroll or benefit information), whether or not such documents or materials were drafted by you or contain Confidential Information; provided, however, you may retain your Company-issued laptop computer after the Company’s IT department has confirmed that all Company data and files have been deleted.
9. Non-Disclosure. You shall not disclose the terms or existence of this Agreement, except (x) to comply or to obtain compliance with this Agreement, (y) to your respective legal, financial or tax advisors (all of whom must first agree to be bound by this paragraph 9) and to the Internal Revenue Service or any analogous state or local taxation authority, and (z) to any entity if required by legal process upon not less than three work days prior written notice (or such shorter period required by any legal or quasi-legal entity or body) to the Company and agree to cooperate with the Company and its attorneys if the Company elects to contest such legal process. Notwithstanding the provisions of the Letter, the parties agree that the provisions of Section 6.1 of your Employment Agreement shall not remain in effect and are hereby terminated and of no further force or effect.
10. Breach; Remedies. If you breach this Agreement, then the Company may seek restitution and/or offset of the compensation payable to you to the extent permitted by law. Without limiting the generality of the foregoing, in the event of a breach or threatened breach of paragraph 8 or 9 hereof, then the Company shall have no adequate remedy at law and shall be able to enforce such paragraphs by seeking an injunction (without posting a bond) and such other relief as may be deemed just and proper; provided, however, the parties expressly acknowledge that their respective rights, duties and obligations under this Agreement are cumulative and that the Company taking any of the actions set forth in this paragraph shall not constitute retaliation or abrogate, diminish or otherwise impact the validity or enforceability of the release set forth in paragraph 7.
11. Cooperation: You agree that, upon reasonable notice, to cooperate fully with the Company and its legal counsel on any matters relating to the conduct of any litigation, claim, suit, investigation or proceeding involving the Company and/or other Released Parties, in connection with any facts or circumstances occurring during your employment or of which you have knowledge, if the Company determines that your cooperation is necessary or appropriate, provided that the Company shall reimburse you for any reasonable, pre-approved, out of pocket expenses incurred as a result of your performance of such cooperation.
12. Miscellaneous. This Agreement is not an admission of any liability or wrongdoing by you, the Company or other Released Parties. Further, this Agreement and the Letter set forth the entire understanding and agreement between the parties with respect to their subject matter, and supersede all prior agreements, understandings, memoranda, term sheets, conversations and negotiations regarding the same. This Agreement may only be modified by a writing signed by both parties. The provisions of this Agreement are severable and if any part of it is found to be unenforceable, the other parts shall remain valid and enforceable. Except as otherwise provided herein, no waiver by either party of a breach by the other party of any condition or provision of the Agreement to be performed by the other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same time or at any other time.

13. Choice of Law; No Jury. This Agreement shall be governed and construed in accordance with the laws of the State of New York without regard to its principles of comity or conflicts of law and all disputes arising out of or relating to this Agreement or its breach shall be resolved in the courts located within the State of New York, New York County. You and the Company hereby submit exclusively to the jurisdiction and venue of those New York courts. EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO, AND AGREES NOT TO REQUEST, A JURY TRIAL FOR THE ADJUDICATION OF ANY DISPUTE ARISING OUT OF THIS AGREEMENT.
14. By entering into this Agreement, you acknowledge that you (a) waive any claim to reinstatement and/or future employment with the Company and/or other Released Parties; (b) agree that you will not seek, apply for or accept employment and/or future employment with the Company and/or other Released Parties; (c) have received all compensation, wages, bonuses, commissions and/or benefits to which you may be entitled; (d) have been paid in full for all time worked; and (e) are not and shall not be entitled to any payments, benefits or other obligations from the Company and/or other Released Parties whatsoever (except as expressly set forth herein).

Cedar Shopping Centers, Inc.

By:	/s/ Brenda J. Walker Brenda J. Walker, Vice President

/s/ Lawrence E. Kreider, Jr.

Lawrence E. Kreider, Jr.

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